CONDENSED CONSOLIDATED BALANCE SHEETS                                 EXHIBIT 99
FERRO CORPORATION AND SUBSIDIARIES
MARCH 31, 1998 AND DECEMBER 31, 1997
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



                                                                                 (Unaudited)            (Audited)
(Dollars in Thousands)                                                              1998                  1997
----------------------                                                            ---------             ---------

ASSETS
------
Current Assets:
     Cash and Cash Equivalents                                                    $ 70,941               $ 16,337
     Net Receivables                                                               247,485                232,927
     Inventories                                                                   129,536                127,175
     Other Current Assets                                                           52,447                 50,591
                                                                                  --------               --------

         Total Current Assets                                                     $500,409               $427,030

Unamortized Excess of Cost Over Net Assets Acquired                                 53,002                 54,355
Other Assets                                                                        64,895                 64,114
Net Plant & Equipment                                                              242,068                240,180
                                                                                  $860,374               $785,679
                                                                                  ========               ========

LIABILITIES
-----------

Current Liabilities:
     Notes and Loans Payable                                                      $ 21,385               $ 23,269
     Accounts Payable, Trade                                                       114,621                109,958
     Income Taxes                                                                   12,871                  6,563
     Accrued Payrolls                                                               15,626                 17,501
     Accrued Expenses and Other Current Liabilities                                125,919                120,416
                                                                                  --------               --------

         Total Current Liabilities                                                $290,422               $277,707

Long-Term Debt                                                                     156,860                102,020
ESOP Loan Guarantee                                                                 11,201                 13,815
Postretirement Liabilities                                                          46,205                 45,643
Other Liabilities                                                                   73,501                 73,343
Shareholders' Equity                                                               282,185                273,151
                                                                                  --------               --------
                                                                                  $860,374               $785,679
                                                                                  ========               ========

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


CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FERRO CORPORATION AND SUBSIDIARIES

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

                                                                                       Three Months Ended
                                                                                             March 31
                                                                             (Unaudited)                (Unaudited)

(Dollars in Thousands)                                                          1998                       1997
-------------------------------------------------------------------------------------------------------------------
Segment Sales
     Coatings, Colors, and Ceramics                                            $199,331                    $202,545
     Plastics                                                                    60,849                      59,241
     Chemicals                                                                   79,583                      80,411
                                                                           ------------                ------------
Total Net Sales                                                                $339,763                    $342,197

Cost of Sales                                                                   249,622                     255,770
Selling, Administrative and General Expenses                                     59,375                      57,845
Other Charges (Credits):
   Interest Expense                                                               3,106                       3,030
   Net Foreign Currency (Gain)                                                     (680)                     (1,397)
   Other Expense - Net                                                            1,023                       2,463
                                                                           ------------                ------------
     Income Before Taxes                                                         27,317                      24,486
Taxes on Income                                                                  10,262                       9,292
                                                                           ------------                ------------

Net Income                                                                       17,055                      15,194

Dividend on Preferred Stock, Net of Tax                                             944                         941
                                                                           ------------                ------------

Net Income Available to Common Shareholders                                    $ 16,111                    $ 14,253
                                                                           ============                ============

Per Common Share Data:
     Basic Earnings                                                               $0.43                       $0.37
     Diluted Earnings                                                             $0.40                       $0.35

Shares Outstanding:
     Average Outstanding                                                     37,388,190                  38,384,681
     Average Diluted                                                         41,792,047                  42,364,703
     Actual End of Period                                                    37,432,486                  38,393,904

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


CONDENSED CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS
FERRO  CORPORATION  AND  SUBSIDIARIES
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

                                                                                       Three Months Ended
                                                                                             March 31
                                                                                 (Unaudited)          (Unaudited)
(Dollars in Thousands)                                                              1998                 1997
==================================================================================================================

Net Cash Provided from Operating Activities                                          $24,855              $28,434

Cash Flow from Investing Activities:
     Capital Expenditures for Plant and Equipment                                    (13,544)              (9,048)
     Other Investing Activities                                                         (380)                 516
------------------------------------------------------------------------------------------------------------------
Net Cash Used for Investing Activities                                               (13,924)              (8,532)

Cash Flow from Financing Activities:
     Net (Payments) Under Short-Term Lines                                            (1,883)              (6,234)
     Proceeds  from  Long-Term  Debt                                                  53,888                    0
     Purchase  of  Treasury  Stock                                                    (4,032)              (5,751)
     Cash Dividend Paid                                                               (4,494)              (5,053)
     Other Financing Activities                                                        1,678                  807
------------------------------------------------------------------------------------------------------------------
Net Cash (Used for) Provided by Financing Activities                                  45,157              (16,231)
Effect of Exchange Rate Changes on Cash                                               (1,484)                (806)
------------------------------------------------------------------------------------------------------------------
Increase in Cash and Cash Equivalents                                                 54,604                2,865
Cash and Cash Equivalents at Beginning of Period                                      16,337               14,026
------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                                           $70,941              $16,891
==================================================================================================================
Cash Paid During the Period for:
     Interest, net of amounts capitalized                                             $1,199               $1,504
     Income Taxes                                                                     $3,277               $2,477
==================================================================================================================

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